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                                                                       Exhibit 5



                       [on Holland & Hart LLP letterhead]




                                 July 5, 2001


Navigant International, Inc.
84 Inverness Circle East
Englewood, CO  80112

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Navigant International, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of 1,469,388 shares of the Company's outstanding Common Stock, $.01 par value (the "Shares") to be offered by certain selling stockholders of the Company.

     In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws, as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Sincerely,

                              /s/ Dennis M. Jackson

                              for Holland & Hart LLP